Exhibit 10.1

AMENDED & RESTATED

CEO EMPLOYMENT AGREEMENT

SP Plus Corporation, a Delaware corporation (the “Company”) and G Marc Baumann (the “Executive”, and together with the Company, collectively the “Parties”) agree to enter into this Amended and Restated CEO Employment Agreement (this “Agreement”), dated as of October 4, 2023 (“Effective Date”) as follows.

RECITALS

A. The Company is in the business of providing an array of commercial and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential and commercial property management services, security services for commercial establishments and airport and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses engaged in parking garage management (in each case including their predecessor’s or successor’s) are referred to hereinafter as the “Parking Companies”);

B. The Company and the Executive are parties to that certain CEO Employment Agreement dated as of December 28, 2022 (the “Prior Agreement”), pursuant to which the Executive is employed as the Chief Executive Officer of the Company; and

C. The Company and the Executive desire to amend and restate and supersede the Prior Agreement in its entirety to provide for the Executive’s continued employment by the Company on the terms and conditions described herein from and after the Effective Date.

NOW, THEREFORE, in consideration of: (i) the foregoing premises, and (ii) the mutual covenants and agreements herein contained, the Company and Executive hereby covenant and agree as follows:

1. Employment Period.

The Company shall continue to employ the Executive, and the Executive shall continue to serve the Company, on the terms and conditions set forth in this Agreement, beginning on the Effective Date and continuing from month to month thereafter until the Agreement is terminated in accordance with the terms and conditions stated herein (the “Employment Period”). Notwithstanding any such termination, Section 6 of this Agreement shall remain in full force and effect.

2. Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. Executive shall hold such other positions in the Company or any of the other Parking Companies as may be assigned to him from time to time by the Board of Directors (the “Board”) of the Company. The Executive shall report directly to the Board. The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive’s employment pursuant to this Agreement, it being agreed that the Executive may engage in, and may retain any fees payable as a result of, speaking or writing activities or service as a director of a non-competing company so long as such engagements do not interfere with Executive’s employment and duties pursuant to this Agreement. The Executive’s acceptance of any such directorship shall be subject to prior approval of the Company’s Board provided such approval shall not be unreasonably withheld. Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter. During the Employment Period, the Executive’s services shall be performed primarily in Chicago, Illinois.

3. Compensation.

(a) Base Salary. Commencing as of the Effective Date, the Executive shall receive base salary at the annual rate of Eight Hundred Thousand Dollars ($800,000.00) (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time, At no time during the Employment Period shall the Annual Base Salary be reduced below the base salary in effect as of the Effective Date (the “Base Minimum Salary”) except if the Executive’s duties and responsibilities have been reduced at the Executive’s request.

(b) Bonus. For the 2023 calendar year, and each subsequent calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for the Executive by the Company (the “Annual Bonus Program”). The Annual Bonus will be paid in the calendar year immediately following the year for which it is earned, no later than March 15 of such year. In all events, the Executive’s target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be not less than Eight Hundred Thousand Dollars ($800,000.00) per calendar year, with the actual amount of the Annual Bonus being determined in relation to the Target Annual Bonus in accordance with the terms of the Annual Bonus Program as approved annually by the Compensation Committee of the Board of Directors.

(c) Equity Plan. Executive shall be entitled to participate in the Company’s Long Term Incentive Plan on the terms and conditions set forth in the Long Term Incentive Plan document and any corresponding agreements governing the issuance of equity.

(d) Other Benefits. In addition to the foregoing, during the Employment Period: (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company’s 401(k) plan and the Non-Qualified Deferred Compensation (NQDC) program on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four (4) weeks of annual paid vacation, to be taken in accordance with the Company’s vacation policy as in effect from time to time; and (iii) the Executive and the Executive’s family shall be eligible for participation in, and shall receive all benefits under group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.

(e) Business Expenses. Executive shall be reimbursed by the Company for business expenses incurred on behalf of the Parking Companies in accordance with the policies and practices of the Company as in effect from time to time.

(f) Insurance. In addition to the insurance benefits described in Section 3(d) above, during the Employment Period the Company shall provide the Executive with life insurance above the standard benefit package in an amount equal to $1,000,000 until the Executive attains age 72.

4. Termination of Employment.

(a) Death or Disability. In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b) By the Company. In addition to termination for Disability, the Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. “Cause” means:

(i) the continued and willful or deliberate failure of the Executive to substantially perform the Executive’s duties, or to comply with the Executive’s obligations, under this Agreement (other than as a result of physical or mental illness or injury); or

(ii) illegal acts or gross misconduct by the Executive, in either case that is willful and results in material damage to the business or reputation of the Company.

Upon the occurrence of events constituting Cause as defined in subsection (i) of this Section 4(b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.

(c) Voluntarily by the Executive. The Executive may terminate his employment by giving written notice thereof to the Company, provided, however, that if Executive terminates his employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to Section 5(a) below. “Good Reason” means any of the following:

(i) a reduction in the Executive’s Annual Base Salary, which is not accompanied by a similar reduction in annual base salaries of similarly situated executives of the Company (provided, however, that in no event shall the Executive’s Annual Base Salary be reduced to less than the Base Minimum Salary unless permitted by Section 3(a) above);

(ii) a reduction in the Executive’s Target Annual Bonus;

(iii) a breach by the Company of this Agreement (including without limitation the provisions of Section 2 and Sections 3(a) and (b) above) after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach; provided that, for the avoidance of doubt, it will be a considered a violation of Section 2 of this Agreement if (A) the Executive is removed as Chief Executive Officer of the Company without Cause, or (B) as Chief Executive Officer of the Company, the Executive no longer reports directly to the board of directors of an entity whose equity is publicly traded on a stock exchange based in the United States; or

(iv) the Company’s requirement that the Executive relocate his principal place of business outside of the greater Chicago metropolitan area.

(d) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause, as set forth in notice from the Company, is effective, the date that notice of termination is provided to the Executive from Company of a termination of the Executive’s employment by the Company other than for Cause or Disability, or the date on which the Executive gives the Company notice of termination of employment, as the case may be.

5. Obligations of the Company upon Termination.

The Executive shall receive accrued but unpaid vacation pay through the Date of Termination. The Company agrees to compensate the Executive under certain terminating events as is described in Sections 5(a), (b), (c), (d) and (e) as consideration for the representations, restrictions and obligations contained in Section 6. Nothing in this Agreement shall affect or diminish any party’s rights and/ or obligations under the Company’s Long Term Incentive Plan (“LTIP”) and/or Performance Share Award Agreements (“PSU”) or Restricted Stock Unit Award agreements pertaining to the LTIP program (hereinafter collectively referred to as “Equity Awards”).

(a) By the Company without Cause or by the Executive with Good Reason. If the Company terminates the Executive’s employment, other than for Cause, or if the Executive terminates his employment with Good Reason, the Company shall, subject to and conditioned upon the Executives agreement to strictly comply with all the terms set forth in Section 6 of this Agreement:

(1) continue to pay the Executive’s Annual Base Salary and Target Annual Bonus as in effect immediately before the Date of Termination over a period of 24 months [e.g., $800,000 (base salary) plus $800,000 (target annual bonus) = $1,600,000/ 12= $133,333.33 per month and multiplied by 24 = $3,200,000 ( total payment over 24 months)];

(2) pay any earned and unpaid Annual Bonus for the calendar year ending prior to the Date of Termination;

(3) continue to provide for a period eighteen (18) months from the Date of Termination welfare benefits to the Executive and/or the Executive’s family at least as favorable as those that would have been provided to them under clause (d) (iii) of Section 3 of this Agreement until the end of eighteen (18) months from the Date of Termination; provided, that during any periods when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan; and

(4) pay when vested amounts due under outstanding Equity Awards.

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall make, within thirty (30) days after the Date of Termination, a lump-sum cash payment to the Executive’s estate equal to the sum of (i) the Executive’s Annual Base Salary through the end of the calendar month in which death occurs, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Bonus for services rendered in the year of death up to the Date of Termination, (iii) any accrued but unpaid vacation pay through the end of the calendar month in which death occurs, and (iv) any other vested benefits to which the Executive is entitled, including but not limited to outstanding Equity Awards that will vest on the Date of Termination or at a later date, in each case to the extent not yet paid, except for any death benefit, in which case the death benefit shall be paid to Executive’s estate within seven (7) days following receipt of any such death benefit by the Company from the insurer.

(c) Disability. In the event the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period in accordance with Section 4(a) hereof, the Company shall pay to the Executive or the Executive’s legal representative, as applicable, for eighteen months (i) the Executive’s Annual Base Salary at the rate in effect immediately preceding the Date of Termination, provided that any such payments made to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a pro-rata Target Bonus for services rendered in the calendar year in which the Date of Termination occurs, and (iii) any other vested benefits, including but not limited to outstanding Equity Awards that will vest on the Date of Termination or at a later date, to which the Executive is entitled, in each case to the extent not yet paid, including, but not limited to accrued but unpaid vacation pay. The Annual Base Salary and bonus payments to be made under this Section 5(c) shall be made as and when such amounts would be paid in accordance with Sections 3(a) and (b) above.

(d) Cause; Voluntary Termination. If the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates his employment during the Employment Period (other than for Good Reason), the Company shall pay the Executive (i) the Annual Base Salary through the Date of Termination, (ii) the Annual Bonus for any calendar year ended prior to the Date of Termination, and (iii) any other vested benefits to which the

Executive is entitled, in each case to the extent not yet paid, including but not limited to accrued but unpaid vacation pay, and the Company shalt have no further obligations to the Executive under this Agreement, except in the case of voluntary termination the Company will pay the value of outstanding Equity Awards that will vest on the Date of Termination or a later date.

(e) Compensation Payable Following Termination Without Cause or For Good Reason Within Two Years Following a Change in Control. If, during the period beginning three (3) months prior to public announcement of a proposed Change of Control and ending two (2) years following said Change in Control (or, if earlier, the date that such announced Change in Control is publicly announced to have been terminated or otherwise abandoned by the Company), the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall, subject to and conditioned upon the Executive’s agreement to comply in all material respects with all the terms set forth in Section 6 of this Agreement and subject to Executive executing (and not revoking) a separation agreement and release in substantially the form attached hereto as Exhibit A (the “Release”), but no later than the date required by the Company in accordance with applicable law:

(1) pay the Executive’s Annual Base Salary and Target Annual Bonus as in effect immediately before the Date of Termination for 36 months [e.g., $800,000 (base salary) plus $800,000 (target annual bonus) = $1,600,000/ 12= $133,333.33 per month and multiplied by 36 = $4,800,000 (total payment)], paid, to the extent such amount is not subject to 409A, in a lump sum as soon as administratively practicable following the date the Release becomes nonrevocable but in no event later than the 75th day following the Executive’s termination of employment;

(2) pay any earned and unpaid Annual Bonus for the calendar year ending prior to the Date of Termination at the time when such bonuses are paid to active employees of the Company (or if later, promptly following the date the Release becomes effective and in no event later than the 75th day following the Executive’s termination of employment);

(3) continue to provide for a period eighteen (18) months from the Date of Termination welfare benefits to the Executive and/or the Executive’s family at least as favorable as those that would have been provided to them under clause (d) (iii) of Section 3 of this Agreement until the end of eighteen (18) months from the Date of Termination; provided, that during any periods when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a) may be made secondary to those provided under such other plan; and

(4) pay when vested amounts due under outstanding Equity Awards at the time or times set forth in the agreements governing the Equity Awards.

For purpose of this Agreement, “Change in Control” means any transaction or occurrence, or series of related transactions or occurrences, that constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to the Company.

6. Protection of Company Assets.

(a) Trade Secret and Confidential Information. The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operate. The Executive further recognizes and acknowledges that in exchange for his or her employment with the Parking Companies, the Executive has been given access to and provided with and will continue to be provided with additional confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, which is not generally available to the public, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence are referred to herein as “Trade Secret and Confidential Information”).

(b) Customer Relationships. The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. The Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of and confidential information about its clients and their needs. Finally, the Executive acknowledges the Executive’s association and contact with these clients is derived solely from Executive’s employment with the Company. The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company’s clients and customers solely as a result of Executive’s relationship with the Company.

(c) Confidentiality. With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court or government agency of competent jurisdiction, the Executive agrees that Executive shall during his or her employment and thereafter;

(i) hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company so long as such Information is not generally available to the public or industry;

(ii) use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons or use;

(iii) make no use of any Trade Secret and Confidential Information except as is required in the performance of Executive’s duties for the Company; and

(iv) immediately upon termination of Executive’s employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company all Company property including, without limitation, any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company.

The term “documents” as used in the preceding sentence shall mean all focus of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after Executive’s termination of employment with the Company, information which is generally available to the public or industry.

(d) Assignment of Intellectual Property Rights. The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.

(e) Non-Compete. Executive agrees that while employed by the Company and for a period of twenty-four (24) months after his Date of Termination for any reason, Executive will not directly or indirectly without first obtaining the express written permission of the Employer’s General Counsel, which permission may be withheld in the Employer’s sole discretion:

(i) conduct business with any client or customer of the Company with which Executive had any direct contact or responsibility within the twelve months preceding the Date of Termination or about whom Executive acquired any Trade Secret or Confidential Information during his or her employment with the Company; provided, however, that this subsection (i) of Section 6(e) shall not prohibit Executive from engaging in the above-described activities to the extent Executive is employed by or rendering services to an entity that does not engage in the parking, transportation, facility management services business or any other businesses that the Company is then actively engaged in; or

(ii) become employed by or render services to any competitor of the Company whether a person, partnership, joint venture, consulting firm or other business, if in so doing the Executive duties would involve any level of strategic advisory, technical, sales, customer, client marketing, or other consulting functions competitive with the Company in the parking, transportation, facility management services business or any other businesses that the Company is then actively engaged in;

(f) Non-Solicitation. The Executive agrees that while he is employed by the Company and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, directly or indirectly:

(i) without first obtaining the express written permission of the Company’s General Counsel, which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had direct contact or responsibility or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company. Likewise, the Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any direct contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company ; provided, however, that this subsection (i) of Section 6(f) shall not prohibit Executive from engaging in the above-described activities to the extent Executive is employed by or rendering services to an entity that does not engage in the parking, transportation, facility management services business or any other businesses that the Company is then actively engaged in; or

(ii) take any action to hire, recruit or to directly or indirectly assist in the hiring, recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies who possesses Trade Secret and Confidential Information of the Company.

If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his or her responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity.

(g) Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this Section 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief in a court of law or through arbitration, restraining the Executive from any actual or threatened breach of any of the provisions of this Section 6. If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This Section 6(g) shall be applicable regardless of the reason for the Executive’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this Section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7. Incorporation of Recitals. The Recitals set forth above are hereby incorporated as material terms of this Agreement.

8. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

9. Notices. Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Executive to:	G Marc Baumann

With a copy (that shall not constitute notice) to:

Vedder Price, P.C. 222 N. LaSalle St., Suite 2600
Chicago, Illinois 60601
Attention: Daniel B. Lange
Email: dlange@vedderprice.com

In the case of the Company to:	SP Plus Corporation
200 E. Randolph Street Suite 7700
Chicago, Illinois 60601
Attention: Chief Legal Officer

10. Applicable Law; Submission to Jurisdiction. This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois in the same manner applicable to contracts made and to be performed entirely within the State of Illinois and without regard to the conflict of law provisions thereof. Executive and the Company agree to submit himself and itself, as applicable, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts thereof, in any legal action or proceeding relating to this Agreement or Executive’s employment with the Company.

11. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

12. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

13. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

15. Entire Agreement. Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties, including the Executive’s employment agreement with the Company, relating to the subject matter hereof, provided, however, that this provision shall not be interpreted to supersede any separate equity agreements as set forth in Section 3 of this Agreement, including without limitation the Company’s Long Term Incentive Plan, Long Term Performance Share Program, and/or any awards, grants, or agreements relating to those plans.

16. Acknowledgement by Executive. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.

17. Compliance with Section 409A. The Parties intend that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained in this Agreement to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement or any other arrangement between Executive and the Company shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive understands and agrees that, except to the extent the Company fails to comply with the payment timing provisions of this Agreement, Executive shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by Executive on account of this Agreement’s non-compliance with Section 409A.

18. Attorneys’ Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including without limitation attorneys’ fees.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first written above.

SP PLUS CORPORATION

By:	/s/ Douglas R. Waggoner
Douglas R. Waggoner
Lead Independent Director

EXECUTIVE:

/s/ G Marc Baumann
G Marc Baumann

[Signature Page to Amended and Restated CEO Employment Agreement]

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of the first date set forth on the signature page hereto, by and between SP Plus Corporation (together with all of its direct and indirect subsidiaries, the “Company” or the “Parking Companies”), and G Marc Baumann (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (defined below).

WHEREAS, the Company and Executive are parties to an Amended and Restated CEO Employment Agreement, dated as of October 4, 2023 (the “Employment Agreement”);

WHEREAS, Executive’s employment with the Company was terminated effective as of [INSERT DATE] (the “Termination Date”) in a manner such that Executive is eligible to receive severance payments pursuant to Section 5(e) of the Employment Agreement;

WHEREAS, the execution of this Agreement by Executive is a condition precedent to the payment of severance as set forth in Section 5(e) of the Employment Agreement; and

WHEREAS, in consideration for Executive’s signing of this Agreement and his continued compliance in all material respects with the provisions of Section 6 of the Employment Agreement, the Company will pay Executive the amounts described in Section 5(e) of the Employment Agreement at the applicable times set forth in Section 5(e) of the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained in the Employment Agreement, Executive agrees as follows:

1. Separation from Employment; Severance.

(a) Separation. The Company and Executive hereby agree that Executive’s employment with the Company ended as of the Termination Date. At that time, Executive ceased to hold any office with any of the Parking Companies, and from and after the Termination Date will no longer hold himself out as an officer of any of the Parking Companies. Except as set forth herein or as otherwise provided in any of the Equity Awards (as defined in the Employment Agreement), following the Termination Date, Executive will cease to be eligible to receive compensation from the Company pursuant to the Employment Agreement or otherwise, and will cease to be eligible to receive benefits under the applicable plans and programs of the Company.

(b) Severance. The Company and Executive agree and acknowledge that, Executive will be entitled to receive the amounts described in Section 5(e) of the Employment Agreement (the “Separation Payments”), payable at the applicable times set forth in Section 5(e) of the Employment Agreement, subject to Executive’s continued compliance in all material respects with Section 6 of the Employment Agreement, and Executive executing, and not revoking, this Agreement.

2. Executive, for himself, and on behalf of Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, the “Releasors”), does hereby release, waive, and forever discharge the Company and each of its respective owners, investors, parents, subsidiaries, affiliates, related organizations, employees, officers, directors, agents, attorneys, insurers, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of the Releasees to the Releasors for, any and all claims for damages, relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown, arising out of, or in any way relating to: (a) Executive’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of Executive’s employment with the Company or any of its subsidiaries or affiliates; (c) the Employment Agreement; or (d) any events occurring on or prior to the date this Agreement is executed by Executive. The foregoing release, discharge and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims under common law, including wrongful or retaliatory discharge, violation of public policy, breach of contract (including but not limited to any claims under the Employment Agreement and any claims under any equity incentive arrangements between Executive, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand) and any action arising in tort including libel, slander, defamation, invasion of privacy or intentional infliction of emotional distress, and claims under any federal, state or local statute, regulation or ordinance and all amendments thereto, including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, and the Family and Medical Leave Act or any similar state laws, or the discrimination, harassment, retaliation, disability, leave or other employment laws of any state or municipality, and/or any claims under any express or implied contract which the Releasors may claim existed with the Releasees.

3. Executive acknowledges and agrees that the Separation Payments are adequate consideration for all the terms of this Agreement and do not include any benefit, monetary or otherwise, which was earned or accrued, or to which Executive was already entitled without signing this Agreement.

4. In furtherance of Executive’s intent to waive, release and discharge the Releasees from any and all claims, whether known or unknown, Executive understands and agrees that the release provided by Section 2 hereof applies to claims known and presently unknown by Executive; and that this means that if, hereafter, Executive discovers facts different from or in addition to those which Executive now knows or believes to be true, the releases, waivers, discharge and promise not to sue or otherwise institute legal action shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.

5. Excluded from the release provided by Section 2 of this Agreement are any claims which cannot be waived by law, including but not limited to the right to file a charge or to participate in an investigation conducted by certain government agencies. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court. In addition, the release provided by Section 2 of this Agreement does not apply to: (a) any right to indemnification or exculpation now existing under the Company’s operating agreement, certificate of incorporation, bylaws, or similar governing documents, or under any written agreement between Executive and the Company; (b) any rights

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to payments owed under Section 5(e) of the Employment Agreement; (c) any rights under the Equity Awards; (d) any rights to the receipt of any other employee benefits as a terminated employee which vested on or prior to the Termination Date; (e) any right to continuation of Executive’s (or his dependents’) health or dental benefits as provided by law; (f) any rights to workers’ compensation or unemployment insurance benefits; (g) any claims which first arise after the date this Agreement is executed by Executive; or (h) any rights that Executive may have pursuant to any Tax Reimbursement Agreement (or similar gross-up agreement) to which he and the Company may be parties.

6. Executive agrees that neither this Agreement, nor the furnishing of the consideration for this the release provided by Section 2 of this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Releasees or Executive of liability or any improper or unlawful conduct.

7. This Agreement shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of preemptive federal law.

8. Executive understands and agrees that, without limitation, the provisions of Section 6 of the Employment Agreement remain in full force and effect.

9. If any provision of this Agreement, or portion thereof, is determined to be illegal, invalid or unenforceable, the validity or enforceability of the other provisions shall not be affected.

10. Executive acknowledges and recites that:

(a) Executive has executed this Agreement knowingly and voluntarily;

(b) Executive has read and understands this Agreement in its entirety;

(c) Executive has been advised and directed orally and is hereby advised in writing to consult with an attorney and to seek any other advice Executive wishes with respect to the terms of this Agreement before executing it;

(d) Executive’s execution of this Agreement has not been forced by any employee or agent of the Company;

(e) Executive acknowledges the following: (i) Executive shall have a period of twenty-one (21) calendar days after receipt of this Agreement to consider its terms before executing it, and Executive may execute this Agreement at any time during the twenty-one (21) day period; (ii) Executive agrees that Executive was not subjected to any undue influence in agreeing to the terms of this Agreement; (iii) Executive has had the opportunity to consult with an attorney of Executive’s choice regarding the terms of this Agreement; and (iv) in the absence of Executive entering into this Agreement, Executive would not be entitled to the Separation Payments.

11. Executive shall have seven (7) days from the date Executive executes this Agreement to revoke the release provided hereby by delivering written notice of the revocation to [INSERT NAME AND ADDRESS]. This Agreement will not become effective or enforceable until the eighth (8th) day from the date Executive executes this Agreement and returns it to the Company, provided Executive does not revoke this Agreement.

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

Date:
G Marc Baumann
Agreed and Accepted:

SP PLUS CORPORATION

By:
Name:
Its:

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